Exhibit 10.4

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

[***]

Exploration Agreement

by and between

Expion Energy, Inc.,

[***], and

[***]

Effective as of August 21, 2026

TABLE OF CONTENTS

Page

AGREEMENT	7
A. Definitions	9
B. Provision of Leasing Services; ORRI ENTITLEMENTS; TERM	6
1. Services Provided	9
2. Total Lease Costs	10
3. Timely Payment of Total Lease Costs	10
4. Provision of Leasing Updates	10
5. Leasing Priority	10
6. ORRI Entitlement – Previous Leases	10
7. ORRI Entitlement – New Leases	10
8. Term of This Agreement	11
C. mandatory well operation; leasing objectives	11
1. Mandatory Well Operation	11
2. Commencement Date – Mandatory Well Operation	11
3. Failure to Commence the Mandatory Well Operation for Other Reasons	11
4. Leasing Objectives; Expected Capital Commitments	12
5. Operation of the Well	12
6. No Clawback; Preservation of Remedies	12
D. MISCELLANEOUS	12
1. Entire Agreement; Priority of Documents	12
2. Confidentiality	13
3. Ownership and Use Rights in Project Information	13
4. Permitted Disclosures	13
5. Public-Company Disclosures	14
6. Access to Wellsites and Records	14
8. Governing Law	14
9. Expenses	15
10. Counterparts	15
11. Notices	15
12. No Partnership Created	15

13. Access to Data; Answers to Questions	15
14. Cynergy Reserved ORRI; Project Information Retention	15
16. Representations and Warranties	16
17. Indemnification	16
18. Expion Control of Leasing Activities	16
20. AFE; Operator; and Operational Control	17
22. Amendments; Waivers; Ancillary Instruments	17
23. Non-Circumvention; Non-Solicitation	17
24. Headings	17
25. [Lease Manager] Status as Independent Contractor	17
26. Survival; Third-Party Beneficiary	17

Attachments:

Exhibit A – AMI Plat

Exhibit B – Existing Leases Plat and List

Exhibit C – Previous Mineral Tracts Leased by Members of [Seller] within the AMI

Exhibit D – Form of Lease

Exhibit E – Well

EXPLORATION AGREEMENT

[***]

[***], Louisiana

August 21, 2026

This Exploration Agreement (hereinafter, this “Agreement”), is by and between Expion Energy, Inc. (“Expion”), [***] [(“Seller”)], and [***] [(“Lease Manager”)], and is effective for all purposes as of August 21, 2026 (the “Effective Date”). In this Agreement, Expion, [Seller], and [Lease Manager] are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, [Seller] identified an oil and gas exploration opportunity [(the “Prospect”)] on and beyond its current approximate 2,999 net acre leasehold in [***], Louisiana, targeting multiple [***] gas reservoirs that exist within the Area of Mutual Interest (the “AMI”) depicted as the area shown on the plat labeled Exhibit “A” (“[***] Area of Mutual Interest (“AMI”)”) attached hereto, which supersedes any and all previous AMI plats, including but not limited to the AMI plat attached to and referenced in that certain Non-Disclosure Agreement entered into by and between Cynergy (defined below) and [Seller], dated April 23, 2026 (the “Confidentiality Agreement”);

WHEREAS, Cynergy Advisors LLC, a Texas limited liability company (“Cynergy”) and [Seller] entered into that certain Letter of Intent dated June 23, 2026 (the “LOI”) that entitled Cynergy, subject to certain terms and conditions as more fully set forth therein, to assign all of its rights, obligations, and liabilities under the LOI, including by operation of law, change of control, or merger, to a public company (the “Assignment”);

WHEREAS, on June 25, 2026, Cynergy and [Seller] entered into that certain Consent to Assignment and Waiver of Notice Requirement wherein [Seller] (i) consented to that certain Interest Assignment Agreement (the “Interest Assignment Agreement”) by and between Cynergy and Expion for the assignment of certain of Cynergy’s rights and obligations under the LOI to Expion, effective as of June 25, 2026; and (ii) waived the [***] prior written notice requirement set forth in Paragraph C.13(a) of the LOI, allowing the Assignment to be executed and become effective on June 25, 2026;

WHEREAS, reference is made to that certain Membership Interest Purchase Agreement, dated as of August 21, 2026, by and between Expion and [Seller], pursuant to which Expion has agreed to acquire, and the members of [Seller] have agreed to sell, all of their membership units of [Seller] to Expion, pursuant to the terms and conditions set forth therein (the “Membership Interest Purchase Agreement”);

WHEREAS, the Parties acknowledge and agree that [Seller] owns or controls certain oil, gas and Other Mineral Assets relating to the [Prospect] within the AMI;

WHEREAS, Expion, as successor in interest and assignee of Cynergy pursuant to the Interest Assignment Agreement, (i) has paid to [Seller] a non-refundable amount equal to $175,000 (the “Earnest Money Deposit”), which shall be deducted from the Purchase Price (as defined below), (ii) shall pay to [Lease Manager] an amount equal to three million five hundred thousand U.S. Dollars ($3,500,000) (the “Purchase Price”) for (a) the rights and interests of Cynergy as contemplated by the LOI, and (b) the rights and interest of Expion as contemplated by the Membership Interest Purchase Agreement, including the acquisition of the membership units in [Seller], [Seller]’s ownership of the Well, and [Seller]’s existing leasehold within the AMI;

WHEREAS, the Parties understand and agree that any and all other financial assets of [Seller], including those funds that were in [Seller]’s checking account at [***] prior to the execution of the Membership Interest Purchase Agreement and/or this Agreement (“Pre-Existing Funds”), are explicitly excluded from the definition of Assets and are not being transferred pursuant to the Membership Interest Purchase Agreement and/or this Agreement, and said Pre-Existing Funds are the sole property of those members of [Seller] that have agreed to sell all of their membership units in [Seller] to Expion as set forth in the Membership Interest Purchase Agreement. The Pre-Existing Funds shall be transferred by those members, the sole owners of said funds, to [Lease Manager]’s checking account (or other financial holding accounts, at their sole discretion) upon or before the execution of the Membership Interest Purchase Agreement and this Agreement. For the avoidance of doubt, no adjustment to the Purchase Price shall be made except as expressly agreed to in writing by the Parties.

In addition, the value of the $100,000 certificate of deposit currently held by [Seller] at [***] to fund the irrevocable standby [Letter of Credit], which had been funded by those members of [Seller] that had agreed to sell all of their membership units in [Seller] to Expion as set forth in the Membership Interest Purchase Agreement, will be added to the Purchase Price. As such, the amounts due and payable at time of Closing shall be the Adjusted Purchase Price;

WHEREAS, the Parties acknowledge that the Existing Leases shall remain assigned to [Seller], subject only to the [Lease Manager] ORRI – Existing Leases. For the avoidance of doubt, the Parties acknowledge and agree that the [Lease Manager] ORRIs shall be assigned by [Seller] to [Lease Manager] or reserved by [Lease Manager] prior to its assignment of any Existing Lease to [Seller]; and

WHEREAS, the Parties have agreed to enter into this Agreement pursuant to which [Lease Manager] will serve solely as the lease manager for the [Prospect] and provide [Seller] and Expion with certain leasing services on and subject to the terms and conditions set forth herein, without authority to bind Expion, [Seller], Cynergy, or the [Prospect] except as expressly authorized in writing by Expion;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

A.	Definitions

1.                  The following terms, when used in this Agreement, have the meanings ascribed to them.

i.	Adjusted Purchase Price means the Purchase Price ($3,500,000) minus the Earnest Money Deposit ($175,000) plus the reimbursement of the Certificate of Deposit for the Brammer Letter of Credit ($100,000) = $3,425,000.
ii.	Agreement has the meaning set forth in the introductory paragraph.
iii.	AMI has the meaning set forth in the Recitals and the Exhibit A attached hereto.
iv.	Assets means only: (i) Existing Leases; (ii) the Well; and (iii) such assignable rights, interests, contracts, lease records, title files, and other asset-related materials as are expressly conveyed, made available, or licensed to Expion under this Agreement, the Membership Interest Purchase Agreement, the LOI, and the other definitive transaction documents.
v.	Assignment has the meaning set forth in the Recitals.
vi.	[Contractor] means [***].
vii.	[Letter of Credit] means that certain obligation of [Seller] to provide in favor of [Contractor], pursuant to Section 3 of that certain Contract Operator Agreement by and between [Seller] and [Contractor] dated August 6, 2024, an irrevocable standby Letter of Credit totaling $100,000 to cover the plugging and abandonment of said Well.
viii.	Closing means the date on which all of the following shall have occurred: (i) this Agreement is fully executed, (ii) the Membership Interest Purchase Agreement is fully executed, (iii) the Adjusted Purchase Price has been paid, and (iv) the membership units of [Seller] are transferred.
ix.	Commencement Date has the meaning set forth in Section C.2.
x.	Confidentiality Agreement has the meaning set forth in the Recitals.
xi.	Cynergy has the meaning set forth in the Recitals.
xii.	Cynergy Reserved ORRI means an overriding royalty interest equal to [***].
xiii.	Earnest Money Deposit has the meaning set forth in the Recitals.
xiv.	Effective Date has the meaning set forth in the introductory paragraph.
xv.	Existing Leases means [Seller]’s existing leases as depicted and/or listed on Exhibit “B” attached hereto.
xvi.	Expion has the meaning set forth in the introductory paragraph and the Recitals.

xvii.	[Lease Manager] has the meaning set forth in the introductory paragraph, the members of which are [***].
xviii.	[Lease Manager] ORRI – Existing Leases means an overriding royalty interest, [***].
xix.	[Lease Manager] ORRI – Previous Leases means an overriding royalty interest [***].
xx.	[Lease Manager] ORRI – New Leases means an overriding royalty interest [***].
xxi.	[Lease Manager] ORRI means the [Lease Manager] ORRI – Existing Leases, the [Lease Manager] ORRI – Previous Leases, and the [Lease Manager] ORRI – New Leases.
xxii.	Interest Assignment Agreement has the meaning set forth in the Recitals.
xxiii.	Lease Budget – has the meaning set forth in Section B.2.
xxiv.	Lease Management Fee – means the payment to [Lease Manager] of $50 per acre leased for any New Leases or Previous Leases obtained pursuant to this Agreement. For the avoidance of doubt, the Parties agree that the Lease Management Fee is intended to be an “all-in fee” and shall not be increased due to costs or expenses incurred by [Lease Manager] or other third parties on behalf of [Lease Manager] including but not limited to those cost or expenses related to [***].
xxv.	Lease Manager has the meaning set forth in the Recitals.
xxvi.	LOI has the meaning set forth in the Recitals.
xxvii.	Membership Interest Purchase Agreement has the meaning set forth in the Recitals and elsewhere in the Agreement.
xxviii.	Mandatory Well Operation has the meaning set forth in Section C.1.
xxix.	New Leases has the meaning set forth in Section B.7.
xxx.	ORRI means the [Lease Manager] ORRI and the Cynergy Reserved ORRI.
xxxi.	Other Minerals means the “other minerals” (or such other similar term as may be used in the applicable lease) as such term is defined in the applicable lease.
xxxii.	Parties has the meaning set forth in the introductory paragraph.
xxxiii.	Party has the meaning set forth in the introductory paragraph.
xxxiv.	Pre-Existing Funds has the meaning set forth in the Recitals.
xxxv.	Previous Leases has the meaning set forth in Section B.5.
xxxvi.	Project Information has the meaning set forth in Section D.3.
xxxvii.	Purchase Price has the meaning set forth in the Recitals.
xxxviii.	Services has the meaning set forth in Section B.1.

xxxix.	Term has the meaning set forth in Section B.8.
xl.	Total Lease Costs has the meaning set forth in Section B.2.
xli.	TVD has the meaning set forth in Section C.1.
xlii.	Well means [***] as reflected on Exhibit “E” attached hereto.
xliii.	Well Data has the meaning set forth in Section D.6.
xliv.	[Prospect] has the meaning set forth in the Recitals.
xlv.	[Seller] has the meaning set forth in the introductory paragraph.
B.	Provision of Leasing Services; ORRI ENTITLEMENTS; TERM

1.                  Services Provided. As the designated Lease Manager, [Lease Manager] agrees to provide certain mineral title research, leasing, and other services (the “Services”) to [Seller], which following the Parties’ execution of both the Membership Interest Purchase Agreement and this Agreement shall be owned and managed by Expion subject to the terms and conditions set forth in this Agreement and the Membership Interest Purchase Agreement. The Services to be provided by [Lease Manager] include but are not limited to (i) the oversight of the leasing agents (brokerage companies) that will research mineral title and negotiate leases with potential lessors on behalf of the Parties; (ii) the supervision of the locally-based personnel that will interface with the lessors and provide various services related to the logistics of obtaining the enforceable leases; (iii) full report generation and real-time online access to the lease database; and (iv) digital map generation with online interactive search capabilities. The Parties agree that the form of oil, gas, and minerals lease to be used will be in substantially the same form recently used by [Seller] within the AMI and attached hereto as Exhibit “D”. The Parties also agree that [Lease Manager], solely in its capacity as the Lease Manager, will be entitled to use a copy of [Seller]’s mineral title research solely for the purpose of facilitating its leasing and re-leasing efforts related to the [Prospect]. The Parties acknowledge and agree that all commercially reasonable efforts will be taken to ensure that the leases obtained by [Lease Manager] pursuant to this Agreement reflect [Seller] as the lessee, however, to the extent a lease is unable to be obtained with the lessee reflected as [Seller], [Lease Manager] shall convey such lease, or shall cause such lease to be conveyed, to [Seller] within five (5) business days of [Lease Manager] obtaining such lease. For the avoidance of doubt all leases obtained by [Lease Manager] within the AMI during the Term shall be subject to this Agreement and the AMI at the time such lease is obtained regardless of whether the lessee on such lease is reflected as [Seller], [Lease Manager], or a third-party.

2.	Total Lease Costs. As each New Lease and each Previous Lease is successfully negotiated in accordance with a general budget and leasing parameters which shall be finalized and approved in writing by Expion prior to the launch of the leasing program (the “Lease Budget”), [Lease Manager] will notify Expion and [Seller] of the pending bonus payment associated with each successfully negotiated and obtained New Lease and Previous Lease and the estimated Lease Management Fee for each New Lease and each Previous Lease, collectively the “Total Lease Costs” of each newly acquired New Lease and Previous Lease. The Parties acknowledge and agree that the Existing Leases shall not be subject to any Lease Management Fee. For the avoidance of doubt, the Lease Management fee shall include all associated lease costs other than the lease bonus.

3.	Timely Payment of Total Lease Costs. Upon receipt of [Lease Manager]’s notification, reasonable documentation, and request for payment for leases negotiated in accordance with an approved budget and leasing parameters, Expion or [Seller] shall use commercially reasonable efforts to promptly pay to [Lease Manager] via wire transfer the approved Total Lease Costs for each such requested lease, but in no event later than five (5) business days from the date of [Lease Manager]’s request. To the extent a requested payment for a lease was not previously approved in writing by Expion, [Lease Manager] acknowledges that neither Expion nor [Seller] shall have any obligation to fund any lease cost, fee, or expense attributable to, or arising from the unapproved lease acquisition.
4.	Provision of Leasing Updates. On or before the fifth day of each month, [Lease Manager] shall email to Expion and [Seller] a ledger in spreadsheet form that shall list those leases that were acquired in the previous month. The ledger shall include the tract name and number; the lease bonus paid; the date the lease was executed; the gross and net acres of the lease; the primary term of the lease, and any option to extend the lease that was negotiated; and the date the primary term of the lease will expire, as well as any other information related to such leases reasonably requested by Expion or [Seller].
5.	Leasing Priority. The Parties understand and agree that the initial highest priority for the leasing effort within the AMI is the re-leasing of those mineral tracts within the AMI that were previously leased by members of [Seller] either for their own account or the account of others between [***] (excluding the Existing Leases), as depicted on Exhibit “C” attached hereto (the “Previous Leases”). [Lease Manager] represents to Expion and [Seller] that the Previous Leases cover approximately 8,210 net acres (as also depicted on the attached Exhibit “C”), more or less.
6.	ORRI Entitlement – Previous Leases. For each of the Previous Leases acquired within the AMI, the [Lease Manager] ORRI – Previous Leases shall burden the Previous Leases. For the avoidance of doubt the Parties acknowledge and agree that the [Lease Manager] ORRIs on any and all Previous Leases shall be assigned by [Seller] to [Lease Manager] or reserved by [Lease Manager] prior to its assignment of any Previous Lease to [Seller].
7.	ORRI Entitlement – New Leases. For any and all newly acquired leases (excluding Existing Leases and Previous Leases) within the AMI (collectively, the “New Leases”), the [Lease Manager] ORRI – New Leases and the Cynergy Reserved ORRI shall burden the New Leases. For the avoidance of doubt the Parties acknowledge and agree that the [Lease Manager] ORRIs on any and all New Leases shall be assigned by [Seller] to [Lease Manager] or reserved by [Lease Manager] prior to its assignment of any New Lease to [Seller] and the Cynergy Reserved ORRI may be assigned by Cynergy to an assignee.

8.                  Term of This Agreement. The Parties understand and agree that the Term of this Agreement and the AMI shall commence on the Effective Date of this Agreement and shall expire [***] after the expiration of the last lease acquired by and for the Parties within either the AMI perimeter, whether said lease was or was not held by production during said Term, unless extended by written agreement of Expion and [Seller]. During the Term of this Agreement, the Parties shall not acquire any leases within the AMI perimeter unless those leases are acquired under the terms and conditions of this Agreement, for the mutual benefit of the Parties, and shall be subject to the applicable [Lease Manager] ORRI and Cynergy Reserved ORRI as set forth in this Agreement.

C.                mandatory well operation; leasing objectives

1.                  Mandatory Well Operation. The Parties acknowledge that the intent of this Agreement is to facilitate the testing of the [Prospect] with the lateral drilling and testing of the [***] within the AMI. Expion (as successor and assignee of Cynergy) shall use commercially reasonable efforts to initiate and conduct such testing or drilling activity, which shall be designated the “Mandatory Well Operation”. The Mandatory Well Operation shall consist of the directional drilling of a new lateral wellbore from (out of) said Well with total measured lateral length of no less than 4,000 feet, to a mutually agreed bottom-hole location and true vertical depth (“TVD”). Expion, as manager of [Seller] following Closing, shall have the sole right and discretion to either (i) operate the Mandatory Well Operation itself, (ii) to the extent agreed to by Cynergy, designate Cynergy as the operator, or (iii) designate an experienced third-party contract operator, acceptable to Expion, capable of acting as a reasonably prudent operator and efficiently operating the contemplated wellbore operation. For the avoidance of doubt, the Parties acknowledge and agree that Cynergy shall have no obligation to act as operator or incur any development, operating, plugging, abandonment, or capital funding obligation except as expressly agreed in writing by Cynergy.

2.                  Commencement Date – Mandatory Well Operation. Unless otherwise agreed to in writing by the Parties, the commencement date for the Mandatory Well Operation shall occur not later than February 15, 2027 (the “Commencement Date”). Should market conditions or occurrences beyond Expion’s reasonable control prevent Expion or [Seller] from commencing the Mandatory Well Operation by the Commencement Date, Expion or [Seller] shall notify [Lease Manager] regarding the cause of the delay, and the Parties shall work in good faith to agree on a reasonable extension or alternate third-party participation structure consistent with the intention of the Parties.

3.                  Failure to Commence the Mandatory Well Operation for Other Reasons. Should Expion or [Seller] elect not to proceed with the Mandatory Well Operation for reasons other than market conditions or occurrences beyond Expion’s reasonable control, Expion or [Seller] shall promptly notify [Lease Manager] of its election and agree to work in good faith with [Lease Manager] to seek out a third party that can assist in fulfilling such obligation. [Lease Manager] shall have no exclusive marketing right, reimbursement priority, carried interest, additional overriding royalty interest entitlement, reversionary interest entitlement, or entitlement to sale proceeds in connection with any such process unless expressly approved in writing by Expion.

4.                  Leasing Objectives; Expected Capital Commitments. Expion expects that its initial financial capital commitment will include the allocation of up to four million U.S. dollars ($4,000,000) to finance the commencement of the re-leasing of the Previous Leases, as well as the proposed acquisition of the New Leases, with no less than two million five hundred thousand U.S. dollars ($2,500,000) dedicated to seeking to acquire a minimal leasehold position of approximately [***] net acres. For the avoidance of doubt, these expected capital commitments shall not obligate Expion or [Seller] to fund unapproved lease costs, expenses, or economic burdens beyond those expressly required under this Agreement and approved by Expion in writing.

5.                  Operation of the Well. The Parties understand and agree that [Seller] shall continue to own the Well after the execution of this Agreement and the Membership Interest Purchase Agreement by the Parties, subject to Expion’s rights as owner and manager of [Seller] following Closing. Until such time that [Seller] has elected to replace [Contractor] as the state-approved contract operator of the Well, [Seller] may continue to maintain its contract operator relationship with [Contractor] and the [Letter of Credit].

6.                  No Clawback; Preservation of Remedies. Notwithstanding anything to the contrary in this Agreement, no payment, transfer, reimbursement, distribution, or exclusion of funds shall waive, limit, impair, or release any claim, remedy, offset right, indemnity right, title-defect right, environmental claim, regulatory claim, fraud (actual, constructive, or statutory) claim, breach claim, or other right of Expion, [Seller], [Lease Manager], or Cynergy under this Agreement, the Membership Interest Purchase Agreement, the Interest Assignment Agreement, or applicable law.

D.                MISCELLANEOUS

1.                  Entire Agreement; Priority of Documents. This Agreement contains the entire agreement of the Parties relative to the subject matter hereof, with the exception of the terms and provisions of the Membership Interest Purchase Agreement and the Interest Assignment Agreement, and supersedes any and all prior oral and written agreements. This Agreement was drafted jointly by the Parties and therefore should not be interpreted in favor of or against any Party to this Agreement under rule of interpretation relating to the drafting of the Agreement.

2.	Confidentiality. Except as otherwise provided herein and subject to SEC and/or other governmental regulations, securities exchange rules, financing requirements, and disclosures required by applicable law, all terms of this Agreement shall be kept confidential, and no Party shall issue any press release or other public announcement regarding any aspect of the [Prospect], including any leasing, drilling, origination, or acquisition information, without first obtaining the written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, the existence of this Agreement, the negotiations related thereto, and any ancillary agreements or transaction documents contemplated by or related thereto may be disclosed to Cynergy and its representatives, agents, and advisors, and such disclosure shall not be a breach of this Agreement.

3.                  Ownership and Use Rights in Project Information. [Seller] retains ownership of any Project Information that constitutes [Seller]’s pre-existing proprietary information, subject to the rights granted in this Agreement, the LOI, the Membership Interest Purchase Agreement, the Interest Assignment Agreement, and the other definitive transaction documents. Excluding Project Information that includes [***], Expion may use, copy, disclose, and retain Project Information as reasonably necessary or advisable for due diligence, title review, leasing, acquisition, financing, securities-law compliance, regulatory compliance, operations, development, farmout or third-party investment discussions, accounting, audit, tax, enforcement of rights, and protection of the [Lease Manager] ORRI and the Cynergy Reserved ORRI. All Project Information is subject to the use, disclosure, public-company reporting, third-party license, and Cynergy Reserved ORRI protection provisions of this Agreement. For the avoidance of doubt, Project Information is not itself part of the real property or leasehold estate burdened by the Cynergy Reserved ORRI, and no restriction on Project Information shall reduce, dilute, impair, terminate, subordinate, condition, or adversely affect the [Lease Manager] ORRI or the Cynergy Reserved ORRI.

For purposes of this Agreement, “Project Information” means mineral title research, lease files, geological and geophysical interpretations, technical data, maps, reports, databases, interpretations, analyses, and other non-public information relating to the [Prospect] or AMI that [Seller] or [Lease Manager] provides or makes available to Expion, Cynergy, or their respective representatives, whether before or after the Effective Date, including information previously disclosed to Cynergy under the Confidentiality Agreement, but excluding any information that Expion or Cynergy can demonstrate is publicly available, independently developed without use of [Seller]’s non-public information, received from a third party without known confidentiality restriction, or approved for disclosure under this Agreement.

4.                  Permitted Disclosures. The Parties may disclose Project Information to their respective affiliates, directors, officers, managers, members, employees, attorneys, accountants, auditors, lenders, financing sources, investment bankers, consultants, reserve engineers, operators, landmen, title examiners, brokers, insurers, potential investors, potential farmout or joint venture counterparties, regulators, stock exchanges, and other representatives or advisors who have a reasonable need to know such information for the purposes described in or contemplated by this Agreement or the transaction documents or any ancillary agreements related to or contemplated thereby; provided that the disclosing party uses commercially reasonable efforts to cause non-regulatory recipients to maintain the confidentiality of non-public Project Information.

5.                  Public-Company Disclosures. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, Expion may make any disclosure, filing, press release, investor communication, auditor communication, lender communication, stock exchange communication, regulatory submission, or other disclosure that Expion determines in good faith is required or advisable under applicable securities laws, stock exchange rules, financing arrangements, auditor requirements, lender requirements, tax requirements, regulatory requirements, or self-regulatory requirements, or legal process. Expion will use commercially reasonable efforts to provide advance notice to [Seller] and [Lease Manager] to the extent legally permissible and practicable, but no consent shall be required for any such disclosure.

6.	Access to Wellsites and Records. [Lease Manager] shall be provided with access to all lease records, wellsite information and well data acquired within the AMI by [Seller] or Expion, as well as all operational data for the [Prospect] in the possession of [Seller] or Expion, in each case, that is permitted to be disclosed by [Seller] or Expion to [Lease Manager] without the incurrence of any additional costs or fees on behalf of [Seller] or Expion (collectively the “Well Data”). Any access to the Well Data shall be subject to safety requirements, operator requirements and/or rules, third-party license restrictions, confidentiality obligations, and Expion’s prior written approval, which shall not be unreasonably withheld. [Lease Manager] represents and warrants that any use of the Well Data shall be solely for the furtherance of the [Project]. [Lease Manager] acknowledges that the use of any Well Data by [Lease Manager], its successors, assigns, representatives or any third-party under its control, for any reason other than the furtherance of the [Project] in connection with and subject to the terms of this Agreement requires the prior written consent of Expion, which shall be granted or withheld in Expion’s sole discretion. [Lease Manager] further acknowledges that failure to comply with this Section D6 with respect to the use of any Well Data is a violation of Section D23.
7.	AMI Applicability. The AMI shall apply to oil and gas leases and unleased hydrocarbon and non-hydrocarbon mineral interests (Other Minerals) acquired by the Parties within the AMI during the Term of this Agreement.

8.                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas without giving effect to any choice or conflict of laws rules or principles that would result in the application of the laws of another jurisdiction. Each of the Parties irrevocably and unconditionally agrees that any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state courts of record located in Harris County, Texas, or the United States District Court for the Southern District of Texas. Each Party hereby irrevocably submits to the exclusive personal jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue being laid in such courts.

9.                  Expenses. Except for the payment of the Earnest Money Deposit and any approved Total Lease Costs, the Parties will each pay their own transaction expenses, including the fees and expenses of attorneys and other advisors incurred in connection with the proposed transactions. In the event of any dispute arising under this Agreement, the prevailing Party shall be entitled to recover reasonable costs and expenses incurred in connection therewith, including reasonable attorneys’ fees, experts’ fees, court costs and related costs and expenses, solely to the extent awarded by a court or other tribunal of competent jurisdiction.

10.                Counterparts. This Agreement may be executed in multiple counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement.

11.                Notices. All formal notices or communications required or permitted hereunder shall be in writing and may be sent to the respective Party (i) by a reputable courier service, (ii) by delivery in person to an officer or agent of such Party, (iii) or as otherwise agreed to in writing by the Parties. Notices shall be deemed to have been delivered (a) if sent by such reputable courier, on the 5th day after delivery by the sending Party to the courier service, or (b) if delivered in person, when delivered. All informal notices may be delivered via electronic mail.

12.                No Partnership Created. This Agreement is not intended to create and shall not be construed to create a relationship of partnership, joint venture or an association for profit between or among the Parties. All liability hereunder shall be individual and not joint or collective.

13.                Access to Data; Answers to Questions. In becoming a signatory Party to this Agreement, Expion acknowledges that it has had full opportunity to ask questions of and receive information from [Seller]’s and [Lease Manager]’s members and consultants regarding the [Prospect]. Nothing in this Section shall waive, limit, or release any representation, warranty, covenant, indemnity, disclosure obligation, fraud (actual, constructive, or statutory) claim, environmental claim, regulatory claim, or other right or remedy of Expion, [Seller], or Cynergy under this Agreement, the Membership Interest Purchase Agreement, the LOI, the Interest Assignment Agreement, or applicable law.

14.                Cynergy Reserved ORRI; Project Information Retention. For the avoidance of doubt, Project Information and confidential information are not part of the property burdened by the Cynergy Reserved ORRI, and nothing in this Agreement, the Confidentiality Agreement, or any restriction on Project Information shall reduce, dilute, impair, terminate, subordinate, condition, or adversely affect the Cynergy Reserved ORRI. [Lease Manager] and Cynergy may use and retain Project Information as reasonably necessary to calculate, evidence, perfect, record, protect, and enforce the [Lease Manager] ORRI and the Cynergy Reserved ORRI.

15.	Conditions to Expion Obligations. With respect to each lease to be obtained pursuant to this Agreement, Expion shall have no obligation to fund any lease cost, commence or fund the Mandatory Well Operation, approve any operator, or proceed with any additional performance under this Agreement unless and until Expion has received, in form and substance reasonably satisfactory to Expion, which satisfaction shall not be unreasonably withheld or delayed, complete lease files, title materials, well records, regulatory materials, seismic and technical data that [Seller] or [Lease Manager] has the right to provide, required consents, corporate approvals, evidence of authority, disclosure schedules, executed conveyance and ORRI protection instruments, and confirmation that the Cynergy Reserved ORRI has been preserved in all applicable instruments.

16.                Representations and Warranties. Each of the Parties represents and warrants to the other that it (i) has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate (or limited liability company) power and authority to own, lease, and operate its properties, to carry on its business as now conducted, and to enter into, execute, deliver, and perform its obligations under this Agreement.

17.                Indemnification. [Lease Manager] shall indemnify, defend, and hold harmless Expion, Cynergy, and their respective affiliates, officers, directors, managers, members, employees, representatives, successors, and assigns from and against any and all losses, claims, liabilities, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees, arising out of or relating to: [***].

Expion shall indemnify, defend, and hold harmless [Lease Manager], and its respective affiliates, officers, directors, managers, members, employees, representatives, successors, and assigns from and against any and all losses, claims, liabilities, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees, arising out of or relating to: [***].

18.                Expion Control of Leasing Activities. All leasing activities, lease forms, lease bonuses, brokers, landmen, leasing budgets, target tracts, lease terms, pooling provisions, assignment language, ORRI language, and other lease-related commitments shall be subject to Expion’s prior written approval as set forth in this Agreement. [Lease Manager] shall not execute, assign, amend, burden (other than with respect to the ORRIs), incur any lease related cost (that is not included in the Lease Budget), or record any lease or lease-related instrument within the AMI, unless such action is approved in writing by Expion. All recorded leases or lease-related instruments within the AMI shall preserve the applicable ORRIs.

19.                Removal and Transition of Lease Manager. Expion may remove [Lease Manager] as Lease Manager at any time for convenience upon [***] written notice or immediately for cause, including breach of this Agreement, failure to follow Expion’s written instructions, misappropriation or misuse of data, unauthorized commitments, failure to maintain confidentiality, gross negligence, willful misconduct, or any act or omission that could impair the [Prospect] or the Cynergy Reserved ORRI. Upon removal or termination, [Lease Manager] shall promptly deliver to Expion all lease files, title materials, maps, databases, reports, correspondence, contracts, work product, and other [Prospect] materials in [Lease Manager]’s possession or control, and [Lease Manager] shall have no continuing right to market the [Prospect] or receive any fee except approved and unpaid Lease Management Fees accrued that are attributable to those New Leases and Previous Leases for which [Lease Manager] submitted a complete and documented payment request to Expion on or before the effective date of termination. For the avoidance of doubt, the Parties acknowledge and agree that the [Lease Manager] ORRIs are independent of the Lease Management Fee and removal of [Lease Manager] as the Lease Manager shall not act to reduce, dilute, impair, terminate, or adversely affect any [Lease Manager] ORRIs.

20.	AFE; Operator; and Operational Control. Expion shall have sole discretion to approve or reject any operator and any material operational decision, and Cynergy shall have no obligation to serve as operator, fund operations, assume liabilities, or provide capital, in each case unless Cynergy expressly agrees in a separate written instrument. All operational decisions and instruments shall preserve the applicable [Lease Manager] ORRI and Cynergy Reserved ORRI.
21.	Title, Environmental, and Regulatory Defects. With respect to leases obtained pursuant this Agreement, to the extent Expion identifies any title, lease, environmental, regulatory, wellbore, surface-use, contract, tax, or other defects relating to such lease, Expion may notify [Lease Manager] of such defect. Upon notice of any such defect, [Lease Manager] will work in good faith using commercially reasonable efforts to assist Expion, at the sole cost and expense of Expion, to cure such defects.

22.                Amendments; Waivers; Ancillary Instruments. No amendment, waiver, consent, side letter, lease form, conveyance, memorandum, assignment, or other agreement or instrument related to any leases or assets within the AMI shall be effective to impose any obligation on Expion or Cynergy, grant any right to [Lease Manager] other than the applicable [Lease Manager] ORRI, or reduce, dilute, impair, terminate, or adversely affect the Cynergy Reserved ORRI unless approved in writing by Expion and, solely with respect to the Cynergy Reserved ORRI or any obligation of Cynergy, approved in writing by Cynergy.

23.                Non-Circumvention; Non-Solicitation. During the Term [Lease Manager] and its members, affiliates, representatives, brokers, contractors, successors, and assigns shall not, directly or indirectly, circumvent or compete with Expion or Cynergy by pursuing, acquiring, marketing, financing, leasing, developing, assigning, farming out, selling, or otherwise exploiting any [Prospect] opportunity, AMI opportunity, lease, lessor relationship, investor relationship, operator relationship, technical data, mineral title research, or other opportunity made available through the LOI, this Agreement, or the Membership Interest Purchase Agreement, except through Expion or with Expion’s prior written consent. Any interest acquired in violation of this Section shall be deemed held for the benefit of Expion and shall remain subject to the applicable Cynergy Reserved ORRI.

24.                Headings. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

25.                [Lease Manager] Status as Independent Contractor. In its role as Lease Manager, the Parties understand and agree that [Lease Manager] is providing the Services set forth in Section A.1. hereinabove solely as an independent contractor. [Lease Manager] shall not hold itself out as having authority to bind Expion or [Seller], and [Lease Manager] shall not incur obligations, approve costs, market the [Prospect], assign interests, or grant burdens on behalf of Expion or [Seller] unless expressly authorized in a written instrument signed by Expion and, to the extent the Cynergy Reserved ORRI may be affected, in a written instrument signed by Cynergy.

26.	Survival; Third-Party Beneficiary. Cynergy is an express third-party beneficiary of this Agreement solely with respect to provisions affecting the Cynergy Reserved ORRI, confidentiality, access to data, assignment, notices, and any obligation that could impose liability on Cynergy. Those provisions shall survive the termination of this Agreement for so long as the [Lease Manager] ORRI and the Cynergy Reserved ORRI or any related protection remains outstanding. Except as expressly stated herein in this Section D26, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

If you are in agreement with all of the terms and provisions of this Agreement, please indicate your agreement by signing in the space provided below.

ACCEPTED AND AGREED TO THIS 21ST DAY OF AUGUST, 2026.

BY: EXPION ENERGY, INC.

_______________________________

Name: Joseph Hammer

Title: Chief Executive Officer and Chairman of the Board

BY: [SELLER]

By: _______________________________

[***]

ACCEPTED AND AGREED TO THIS 21ST DAY OF AUGUST, 2026.

BY:

[LEASE MANAGER]

By: _______________________________

[***]

Exhibit “A”

[Prospect]

Area of Mutual Interest (“AMI”)

[***]

Exhibit “B”

[Prospect]

Existing Leases Owned by [Seller]

[***]

Exhibit “C”

[Prospect]

Mineral Tracts Previously Leased by Members of [Seller] Within the AMI

[***]

Exhibit “D”

[Prospect]

Form of Lease

Exhibit “E”

[Prospect]

[Well]

[***]

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